Ex- 99-A9-1

Exhibit 24(b)(4)(a (1)

Name Change Endorsement

Home Office: 4 Manhattanville Road, Purchase, NY 10577

NAME CHANGE ENDORSEMENT

AUSA LIFE INSURANCE COMPANY, INC. has changed its name to TRANSAMERICA FINANCIAL LIFE INSURANCE COMPANY.

The Policy/Certificate/Contract to which this Endorsement is attached is amended as follows:

All coverage under the Policy/Certificate/Contract is provided by Transamerica Financial Life Insurance Company. The term(s) “We”, “Us”, “Our”, or “Company” means Transamerica Financial Life Insurance Company.

This Endorsement is effective April 1, 2003.

Signed for us at our Home Office:

TRANSAMERICA FINANCIAL LIFE INSURANCE COMPANY

Secretary	President

AUSA/TFLIC NAME CHG 092702